EXHIBIT 10.9C

Amendment No. 3 to
Cenex Harvest States Cooperatives
Share Option Plan

WHEREAS, the Cenex Harvest States Share Option Plan (the “Plan”) was adopted by the Company effective January 1, 1998 and was amended on August 31, 1998 and May 2, 2001; and

WHEREAS, the Cenex Harvest States Share Option Plan Committee (the “Committee”) has recommended to the Board that the Plan be amended in order to enable the Company to grant options issued in exchange for the bonus or incentive compensation of a participant on or about October 31 following the determination of the bonus or incentive compensation with respect to a fiscal year of the Company ending August 31; and

WHEREAS, the Plan provides that the Board of Directors of the Company may, from time to time in its discretion, amend any provision of the Plan, in whole or in part, with respect to any participant or group of participants;

NOW, THEREFORE, BE IT RESOLVED, That the Plan is amended, effective January 1, 2002, by amending and restating Section 3.2(a) thereof to read as follows:

     (a) Grant Date and Option Agreement. An Option granted in exchange for a specified amount of future compensation or Board fees of the Participant shall be delivered on or about March 31, June 30, September 30, and December 31, to Participants who are employed by the Employer or who are serving as members of the Board of Directors and shall reflect the specified amount of future base compensation or Board fees of the Participant exchanged for the entire preceding calendar quarter. An option granted in exchange for a specified amount of future bonus or incentive compensation determined with respect to the preceding fiscal year of the Employer ending August 31 shall be delivered as soon as practicable following the determination of the bonus or incentive compensation by the Employer to Participants who are employed by the Employer. An Option shall become effective upon the execution by the Employer and the Participant of an Option Agreement specifying the Stock, the number of shares subject to the Option, the Exercise Price, and such other terms and in such form as the Committee may from time to time determine in accordance with the Plan. Any terms not specified in the Plan shall be specified in the Option Agreement.

RESOLVED FURTHER, That the Chief Executive Officer and the Cenex Harvest States Share Option Plan Committee are authorized and empowered to take any and all additional actions to implement the aforesaid resolution.

Adopted: 06/04/02

CENEX HARVEST STATES COOPERATIVES
By:	s/ John Schmitz
John Schmitz
Its Executive Vice President and CFO